As filed with the Securities and Exchange Commission on April 30, 2009

 Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact name of Registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)		57-1150621 (I.R.S. Employer Identification Number)
200 Executive Drive, Suite 340 West Orange, New Jersey 07052
(Address of Registrant's principal executive offices)

2005 Non-Employee Directors Restricted Stock Plan
(Full title of the plan)
_______________

David F. Carney
Executive Chairman
Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052
(973) 736 - 9340
(Name, address and telephone number of agent for service)
_______________
Copies to:
Rohan S. Weerasinghe, Esq.
Shearman & Sterling LLP
599 Lexington Avenue, New York, NY 10022
(212) 848-7179

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares of Common Stock of Lincoln Educational Services Corporation	200,000	$14.96	$2,992,000	$166.95

(1)
In addition, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of determining the registration fee.  Estimated based on the average of the bid and asked prices of the Common Stock, no par value per share, reported on the Nasdaq National Market on April 24, 2009.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-132749) that Lincoln Educational Services Corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2006 are hereby incorporated by reference.

Explanatory Statement

The 200,000 shares covered by this Registration Statement may be offered and sold to non-employee directors of the Company and its subsidiaries under the Company’s 2005 Non-Employee Directors Restricted Stock Plan (the “Plan”).

The Plan was initially adopted in 2005 and, subject to certain adjustments, authorized a maximum of 100,000 shares of the Company’s common stock that may be issued for all purposes under the Plan.  On February 27, 2009, the Company’s board of directors approved, subject to shareholders approval, amending the Plan to increase the aggregate number of shares of common stock available under the Plan to a total of 300,000 shares.  On April 30, 2009, the shareholders approved this amendment.

Information Not in Earlier Registration Statement

Item: 5	Interests of Named Experts and Counsel

Kenneth M. Swisstack, Senior Counsel and Corporate Secretary of the Company, has given an opinion on the validity of the securities being registered.  Mr. Swisstack beneficially owns, or has the right to acquire under the Company’s employee benefit plans, an aggregate of less than 1% of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act, Lincoln Educational Services Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Orange, New Jersey on April 30, 2009.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Cesar Ribeiro
	Name:	Cesar Ribeiro
	Title:	Senior Vice President, Chief Financial Officer and Treasurer (Principal Accounting Officer and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shaun E. McAlmont and Cesar Ribeiro as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits therewith, with same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on April 30, 2009.

Signature	Title
/s/ Shaun E. McAlmont	President and Chief Executive Officer and Director
Shaun E. McAlmont
/s/ David F. Carney	Executive Chairman and Director
David F. Carney
/s/ Cesar Ribeiro	Senior Vice President, Chief Financial Officer and Treasurer
Cesar Ribeiro
/s/ Peter S. Burgess	Director
Peter S. Burgess
/s/ James J. Burke, Jr.	Director
James J. Burke, Jr.
/s/ Celia H. Currin	Director
Celia H. Currin
/s/ Paul E. Glaske	Director
Paul E. Glaske
/s/ Charles F. Kalmbach	Director
Charles F. Kalmbach
/s/ Alexis P. Michas	Director
Alexis P. Michas
/s/ J. Barry Morrow	Director
J. Barry Morrow
/s/ Jerry G. Rubenstein	Director
Jerry G. Rubenstein

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1	Bylaws of Lincoln Educational Services Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the Commission on June 28, 2005).

4.2	2005 Non-Employee Directors Restricted Stock Plan of Lincoln Educational Services Corporation (as amended on April 30, 2009).*

5	Opinion of Kenneth M. Swisstack*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Kenneth M. Swisstack (included in Exhibit 5)*

24*	Power of Attorney (included as part of the signature pages to this Registration Statement).*

*                  Filed herewith